UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):

September 27, 2016

CHINA RECYCLING ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-12536	90-0093373
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12/F, Tower A

Chang An International Building

No. 88 Nan Guan Zheng Jie

Xi An City, Shaanxi Province

China 710068
 (Address of principal executive offices, including zip code)

(86-29) 8765-1097
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 27, 2016, China Recycling Energy Corporation, a Nevada corporation (the “Company”) received a resignation letter from Mr. Yongjiang (Jackie) Shi, Chief Financial Officer and Secretary of the Company, effective immediately. Mr. Shi's resignation was due to his personal reasons.

On September 28, 2016, the Board of the Directors of the Company (the “Board”) appointed Mr. Binfeng (Adeline) Gu as the Chief Financial Officer ("CFO") and Secretary of the Company, effective on September 28, 2016.

Ms. Gu has been serving as the director of the office of Board of Directors of the Company since August, 2012. She was the Investor Relations Director Assistant of China Natural Gas, Inc. from December 2007 to August 13, 2012. From March 2007 to December 2007, Ms. Gu was the Manager of Investment Department of Xi’an Huiyi Venture Capital Co., Ltd.

Ms. Gu studied at Northwest University of China from September, 1995 to June, 1999 and received her bachelor degree majored in English. Ms. Gu holds Chinese Accounting Certificate since 2000.

In connection with her appointment as CFO and Secretary, the Company entered into an employment agreement with Ms. Gu on September 28, 2016. The employment agreement provides that Ms. Gu will receive compensation in the amount of RMB 10,000 (approximately $1,538) per month plus stock options for no less than 5,000 shares of common stock of the Company per year which will be determined pursuant to the Company’s 2016 stock option plan. The term of the employment agreement is for two years, starting on September 28, 2016.

Ms. Gu was not selected pursuant to any arrangement or understanding between her and any other person. There are no family relationships between Ms. Gu and the directors and executive officers of the Company.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Recycling Energy Corporation

Date: September 30, 2016	/s/ Guohua Ku
Guohua Ku, Chief Executive Officer

3